Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080
NASHUA REPORTS FOURTH QUARTER AND 2005 YEAR END RESULTS
     NASHUA, N.H., February 14, 2006 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal and specialty papers, and imaging products, today announced financial results for the fourth quarter and year ended December 31, 2005.
     Net sales for the fourth quarter of 2005 were $74.2 million, compared to $73.2 million for the fourth quarter of 2004. Gross margin for the fourth quarter of 2005 was $11.4 million, or 15.3%, compared to $12.5 million, or 17.1%, for the fourth quarter of 2004. Income from continuing operations before taxes for the fourth quarter of 2005 was $39,000 compared to $413,000 for the fourth quarter of 2004. Nashua reported a net loss for the fourth quarter of 2005 of $31,000, or $0.01 per share, compared to net income of $246,000, or $0.04 per share, for the fourth quarter of 2004. Earnings before interest, taxes, depreciation and amortization, also known as EBITDA, was $3.0 million for the fourth quarter of 2005 compared to $2.8 million for the fourth quarter of 2004.
     Net sales for the year ended December 31, 2005 were $294.9 million, compared to $289.2 million for the year ended December 31, 2004. Gross margin for fiscal year 2005 was $47.6 million, or 16.1%, compared to $53.9 million, or 18.6%, for 2004. Loss from continuing operations for fiscal year 2005 was $0.6 million, or $0.10 per share, compared to income from continuing operations of $3.8 million, or $0.63 per share, for fiscal year 2004. Income from discontinued operations for fiscal year 2005 was $1.2 million, or $0.20 per share; there were no discontinued operations in 2004. Net income for fiscal year 2005 was $0.6 million, or $0.10 per share, compared to $3.8 million, or $0.63 per share, for fiscal year 2004. EBITDA was $10.4 million for fiscal year 2005, compared to $15.1 million for fiscal year of 2004.
     Adjusting income (loss) to exclude incremental 2005 costs associated with the exit from the toner and developer business and certain special income items for 2004, non-GAAP adjusted pre-tax income for the fourth quarter of 2005 and 2004, respectively, and the twelve months ended December 31, 2005 and December 31, 2004, respectively, would be as follows:

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Periods ended December 31, respectively	Three Months		Twelve Months
in thousands (unaudited)	2005	2004	2005	2004

Income (loss) from continuing operations before income taxes	$39	$413	$(830)	$6,158
Add back:
Accelerated depreciation related to the exit of the toner business	580	—	1,740	—
Severance related to exit of toner business	(109)	—	1,536	—
Severance related to Omaha	74	—	74	—
Curtailment of postretirement benefits	—	—	385	—
Annuitization of retiree death benefits	—	(48)	—	(971)
Interest income related to 1993 IRS settlement	—	—	—	(333)

Non-GAAP income from continuing operations before income taxes	$584	$365	$2,905	$4,854

     Commenting on Nashua’s 2005 performance, Andrew Albert, Nashua’s President and Chief Executive Officer said, “Nashua achieved a slight increase in sales in the fourth quarter and full year compared to the same periods in 2004. However, this positive result was offset by lower margins that resulted from continued overcapacity in the industry, particularly in more mature industry segments, and to sharply rising fuel and freight costs.”
     Albert stated, “We are focused on containing costs and operating more efficiently in response to industry conditions, and have a defined strategy to create greater shareholder value. This strategy encompasses improving sales and growing margins by developing value-added products and services, enhancing our customer relationships and entering promising markets. In addition, a continued focus on manufacturing and administrative cost containment in both the Specialty Paper and Label segments is central to our continued progress.”
     Albert concluded, “We also anticipate generating cash that we believe will be significantly in excess of our anticipated needs from the sale of real estate and from the liquidation of the toner and carbonless assets. Thus, we seek to achieve our value objective by focusing on businesses with positive long-term characteristics while generating free cash from non-strategic asset sales that can be utilized to make acquisitions, stock repurchases and/or return value in cash directly to shareholders.”
2005 Highlights
The following are the highlights of Nashua’s 2005 performance:
•	In April, Nashua announced its plan to exit the toner and developer business by the end of the first quarter of 2006. That process is proceeding on schedule, and in January 2006, an agreement was executed with Katun Corporation to sell certain formulations and assets. In December 2004 Nashua entered into a purchase and sale agreement for $2 million, subject to financing, to sell the Nashua, New Hampshire real estate involved in toner and developer operations. The manufacturing facilities located in Merrimack, New Hampshire have also been listed for sale. Nashua continues to anticipate a positive cash flow from the toner liquidation with the potential for revenue from future royalties.

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•	In June 2005, Nashua acquired certain assets of Label Systems International (LSI) in St. Augustine, Florida. The acquisition expanded Nashua’s manufacturing base and enabled its Label business to enter the retail shelf, pharmacy and laser toner cartridge product lines cost-effectively.

•	Nashua made substantial progress in its Radio Frequency Identification (RFID) initiatives throughout the year and had sales in the initial year of production of approximately $600,000. RFID products and solutions, which use specialized radio-based identification technology to manage business processes such as inventory control and parts distribution, represent an exciting growth opportunity for Nashua. Nashua’s list of RFID customers includes nationally recognized consumer products goods manufacturers, and other companies and organizations involved in RFID systems. In addition, during 2005, Nashua established a solid foundation for future growth by signing formal working relationships with Alien Technologies® and Printronix, Inc., two RFID industry leaders.

•	In the fourth quarter of 2005, Nashua’s Label segment completed a study of manufacturing requirements as part of its program to operate more effectively and reduce costs. As a result of this analysis, meaningful cost reductions in wages and benefits were identified, negotiated and implemented. Also, plans were developed to reduce the number of Label segment manufacturing locations from four to three by closing the St. Louis, Missouri plant, and consolidating operations into the Tennessee, Nebraska and Florida facilities. These consolidations are expected to result in cost savings of over $1 million per year. The one time cost in 2006 of the closure of the St. Louis plant is estimated at $600,000.

•	In January 2006, Nashua completed plans to exit the coated carbonless business, which includes the sale of certain carbonless assets to Nekoosa Coated Products LLC. Carbonless coating, a declining market, accounted for approximately one percent of Nashua’s 2005 sales, and was projected to have a double digit decline in sales in 2006.

•	During 2005, Nashua continued resolving legacy issues by reaching a favorable settlement with the Internal Revenue Service for the tax disputes dating from the years 1995-2000.
Business Segment Highlights
            Nashua’s Label (Label) segment, which prints and converts product for grocery, food service, retail, transportation, entertainment and general industrial markets, reported net sales for the fourth quarter of 2005 of $29.3 million, gross margin of $4.5 million, or 15.4%, and pre-tax operating income of $1.7 million. Net sales for the fourth quarter of 2004 were $26.6 million, gross margin was $4.4 million, or 16.7%, and pre-tax operating income was $1.7 million. Net sales for fiscal year 2005 were $109 million, gross margin was $16.1 million, or 14.8%, and pre-tax operating income was $5.4 million. Net sales for 2004 were $104.3 million, gross margin was $18.8 million, or 18%, and pre-tax operating income was $7.6 million.

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     Commenting on the Label segment, Albert said, “Our Label business generated increased sales for both the fourth quarter of 2005 and full year. Importantly, while gross margin was lower in the fourth quarter than it was a year ago, it was higher than earlier in 2005 as a result of both a focus on cost containment and the effects of a concerted effort to operate more efficiently. Going forward, we believe Label’s performance will be positively affected by a lower cost structure at the Omaha plant and a more streamlined manufacturing platform following the closing of the St. Louis plant. In addition, we currently anticipate sales growth for our RFID products.”
     Nashua’s Specialty Paper Products (Paper) segment, which includes its paper coating and converting businesses, reported net sales for the fourth quarter of 2005 of $40.8 million, gross margin of $6.4 million, or 15.7%, and pre-tax operating income of $0.5 million. Net sales for the fourth quarter of 2004 were $43.9 million, gross margin was $7.4 million, or 16.9%, and pre-tax operating income was $1.1 million. Net sales for fiscal year 2005 were $166.7 million, gross margin was $28.4 million, or 17.0%, and pre-tax operating income was $4.1 million. Net sales for fiscal year 2004 were $168 million, gross margin was $31.2 million, or 18.6%, and pre-tax operating income was $6.2 million.
     Commenting on the Specialty Paper segment, Albert said, “Flat sales were primarily a result of lower sales of coated thermal, and mature dry gum and carbonless product lines, which were offset by gains in our value-added Point of Sale (POS) security products and the Dietzgen graphic and engineering wide-format product lines, where we continue to have healthy growth. Sales in Dietzgen products in the engineering, design and architectural arena clearly have fulfilled the promise we saw for them when Nashua acquired certain assets of Dietzgen in 2002. Sales in this product line have grown from $6 million in 2002 to approximately $29 million in 2005. We currently anticipate further growth ahead, and are scheduled to open a New Jersey plant during the second quarter of 2006 that we believe will enhance our service capabilities to our mid-Atlantic and New England customers. Dietzgen is also enlarging its product offering through an expanded color graphics line, thus filling a growing customer requirement.”
     Nashua’s Imaging Supplies, or Toner segment reported net sales for the fourth quarter of 2005 of $5.5 million, gross margin of $0.4 million, or 7.3%, and a pre-tax loss of $0.2 million. Net sales for the fourth quarter of 2004 were $4.5 million, gross margin was $0.7 million, or 15.6%, and pre-tax operating loss was $0.2 million. For fiscal year 2005, net sales were $23.9 million, gross margin was $2.9 million, or 12.1%, and pre-tax operating loss was $2.2 million. Net sales for fiscal year 2004 were $22.1 million, gross margin was $3.9 million, or 17.6%, and pre-tax operating loss was $0.2 million.
     Nashua is on schedule to complete its previously announced exit of the Toner segment by the end of the first quarter of 2006.
Use of Non-GAAP
     EBITDA is presented as supplemental information, which the management of Nashua believes, may be useful to some investors in evaluating Nashua because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as

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a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.
     Non-GAAP adjusted pre-tax income is provided as supplemental information that management of Nashua believes may be useful to some investors in evaluating it because of the one-time events and cost which may not truly reflect Nashua’s operating performance. Non-GAAP adjusted pre-tax income is calculated by adding back special costs, which include accelerated depreciation, severance and pension curtailment costs associated with the exit of the Toner business. Non-GAAP adjusted pre-tax income also adjusts income for one-time interest income and a one-time gain from the annuitization of death benefits. Non-GAAP adjusted income should not be considered a substitute either for net income, as an indicator of Nashua’s financial performance, or for cash flow, as a measure of Nashua’s liquidity.
About Nashua
     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. Nashua’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “should,” “will,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, Nashua’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, and other risks set forth in Nashua’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent Nashua estimates only as of the date of this press release and should not be relied upon as representing Nashua estimates as of any subsequent date. While Nashua may elect to update forward-looking statements at some point in the future, Nashua specifically disclaims any obligation to do so, even if its estimates change.

Fourth Quarter 2005 Earnings Results
NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands, except per share amounts (Unaudited)	2005	2004	2005	2004

Net sales	$74,204	$73,240	$294,864	$289,217
Cost of products sold	62,822	60,706	247,281	235,345

Gross margin	$11,382	$12,534	$47,583	$53,872
Gross margin %	15.3%	17.1%	16.1%	18.6%

Selling, distribution and administrative expenses	10,624	11,275	43,173	45,133
Research	326	544	1,547	2,126
Loss from equity investment	34	—	34	416
Interest expense, net (1)	468	350	1,758	1,010
Special (income) charges(2)	(109)	—	1,516	—
Net (gain) loss on curtailment of post retirement plans(3)	—	(48)	385	(971)

Income (loss) from continuing operations before income taxes (benefit)	39	413	(830)	6,158

Income tax provision (benefit)	70	167	(191)	2,371

Income (loss) from continuing operations	(31)	246	(639)	3,787

Income from discontinued operations, net of taxes(4)	—	—	1,235	—

Net income (loss)	$(31)	$246	$596	$3,787

Earnings per share:
Income (loss) from continuing operations	$(0.01)	$0.04	$(0.10)	$0.63

Income from discontinued operations	—	—	0.20	—

Net income (loss) per common share	$(0.01)	$0.04	$0.10	$0.63

Average common shares	6,105	6,059	6,090	6,011

Income (loss) per common share from continuing operations assuming dilution	$(0.01)	$0.04	$(0.10)	$0.62
Income per common share from discontinued operations assuming dilution	—	—	0.20	—

Net income (loss) per common share assuming dilution	$(0.01)	$0.04	$0.10	$0.62

Average common and potential common shares	6,105	6,193	6,090	6,130

(1)	Net interest expense for the twelve months ended December 31, 2004 includes interest income of $300,000 related to interest due from the Internal Revenue Service on a 1993 tax issue resolved in favor of Nashua.

(2)	Special (income) charges for the three months and twelve months ended December 31, 2005 represents a provision for severance related to a workforce reduction associated with our decision to exit the toner and developer business included in our Imaging Supplies segment.

(3)	Net loss on curtailment of postretirement plans for the twelve months ended December 31, 2005 represents a loss related to the curtailment of pension benefits for hourly employees included in our Imaging Supplies segment. The net gain on curtailment of postretirement plans for the twelve months ended December 31, 2004 represents a one-time non-cash pretax gain representing the difference between the removal of the retiree death benefit liability and the premium paid to Minnesota Life to assume the liability.

(4)	Net income from discontinued operations for the twelve months ended December 31, 2005 represents a $1.2 million tax benefit related to the settlement of outstanding Internal Revenue Service audits from the years 1995-2000.

Fourth Quarter 2005 Earnings Results
NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET

	(Unaudited)
	December 31	December 31
Dollars in thousands	2005	2004

Assets
Cash and cash equivalents	$653	$884
Restricted cash	—	1,202
Accounts receivable	33,922	33,501
Inventories	22,284	25,225
Other current assets	2,980	4,493
Net current assets of discontinued operation

Total current assets	59,839	65,305

Plant and equipment, net	36,462	39,845
Goodwill, net of amortization	31,516	31,516
Intangibles, net of amortization	1,773	1,451
Other assets	15,329	13,243

Total assets	$144,919	$151,360

Liabilities and Shareholders’ Equity
Accounts payable	$14,992	$16,751
Accrued expenses	8,965	13,182
Current maturities of long-term debt	3,500	3,400
Current maturities of notes payable	333	710

Total current liabilities	27,790	34,043

Long-term debt	25,250	27,350
Notes payable	368	250
Other long-term liabilities	37,777	23,769

Total long-term liabilities	63,395	51,369

Common stock and additional capital	22,023	21,693
Retained earnings	57,860	57,264
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(26,149)	(13,009)

Total shareholders’ equity	53,734	65,948

Total liabilities and shareholders’ equity	$144,919	$151,360

(a)	Our minimum pension liability adjustment represents an increase in our minimum pension liability resulting from a change in the discount rate and mortality table used in computing pension liability.
Amounts from prior year have been adjusted to conform to current year presentation

Fourth Quarter 2005 Earnings Results
NASHUA CORPORATION
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION

Periods ended December 31, respectively	Three Months		Twelve Months
In thousands (Unaudited)	2005	2004	2005	2004

Net income	$(31)	$246	$596	$3,787
Add back:
Interest expense, net	468	350	1,758	1,010
Income tax provision (benefit)	70	167	(1,426)	2,371
Depreciation on fixed assets	2,337	1,901	8,962	7,459
Amortization of intangible assets	201	113	504	441

Earnings before interest, taxes, depreciation and amortization	$3,045	$2,777	$10,394	$15,068

RECONCILIATION OF GAAP PRETAX INCOME TO NON-GAAP PRETAX INCOME

Periods ended December 31, respectively	Three Months		Twelve Months
In thousands (Unaudited)	2005	2004	2005	2004

Income (loss) from continuing operations before income taxes (benefit)	$39	$413	$(830)	$6,158
Add back:
Accelerated depreciation related to exit of Toner business	580	—	1,740	—
Severance related to exit of Toner business	(109)	—	1,536	—
Severance related to Omaha	74		74
Curtailment of postretirement benefits	—	—	385	—
Annuitization of retiree death benefits	—	(48)	—	(971)
Interest income related to 1993 IRS settlement	—		—	(333)

Non-GAAP Income from continuing operations before income taxes	$584	$365	$2,905	$4,854

Fourth Quarter 2005 Earnings Results
NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands (Unaudited)	2005	2004	2005	2004

NET SALES

Label Products	$29,323	$26,598	$109,005	$104,266
Specialty Paper Products	40,816	43,919	166,711	168,013
Imaging Supplies	5,488	4,450	23,880	22,113

Reconciling Items:
Eliminations	(1,423)	(1,727)	(4,732)	(5,175)

Net sales	$74,204	$73,240	$294,864	$289,217

PRETAX INCOME (LOSS)

Label Products	$1,674	$1,650	$5,423	$7,628
Specialty Paper Products	482	1,140	4,144	6,153
Imaging Supplies (1)	(165)	(225)	(2,174)	(180)

Reconciling Items:
Other income (loss)(2)	(18)	(2)	50	(25)
Unallocated corporate expenses	(1,466)	(1,848)	(6,515)	(7,379)
Interest expense, net	(468)	(350)	(1,758)	(1,010)
Net loss on curtailment of post retirement plans	—	48	—	971

Total pretax income (loss) from continuing operations	$39	$413	$(830)	$6,158

DEPRECIATION AND AMORTIZATION

Label Products	$812	$645	$2,822	$2,528
Specialty Paper Products	770	932	3,283	3,636
Imaging Supplies	848	328	2,910	1,333
Reconciling Item:
Corporate	108	109	451	403

Total Depreciation and Amortization	$2,538	$2,014	$9,466	$7,900

INVESTMENT IN PLANT AND EQUIPMENT

Label Products	$102	$734	$1,028	$2,102
Specialty Paper Products	342	2,056	2,730	3,926
Imaging Supplies	—	89	5	341
Reconciling Item:
Corporate	11	42	82	230

Total Investment in plant and equipment	$455	$2,921	$3,845	$6,599

(1)	Imaging Supplies pretax loss for the twelve months ended December 31, 2005, includes special charges of $1.5 million representing a provision for severance related to workforce reductions and a net loss on curtailment of pension plans of $.4 million both associated with our decision to exit the toner and developer business.

(2)	Represents other operating activity which falls below the quantitative threshold for a reportable segment.